EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

IFRS results for the year ending December 31, 2007.

Basingstoke, UK – March 25, 2008 – Shire plc (LSE: SHP, NASDAQ: SHPGY) the global specialty biopharmaceutical company announces its preliminary results prepared under International Financial Reporting Standards (“IFRS”) for the twelve months to December 31, 2007.

On February 21, 2008 Shire announced its results for the same period under US GAAP.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research; product development including, but not limited to, the successful development of JUVISTA® (Human TGFβ3) and velaglucerase alfa (GA-GCB); manufacturing and commercialization including, but not limited to, the establishment in the market of VYVANSE™(lisdexamfetamine dimesylate) (Attention Deficit and Hyperactivity Disorder (“ADHD”)); the impact of competitive products including, but not limited to, the impact of those on Shire’s ADHD franchise; patents including, but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval including, but not limited to, the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); Shire’s ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2007.

Registered in England 5492592  Registered Office as above

The following are trademarks of Shire or companies within the Shire Group which are the subject of trademark registrations in certain territories:

ADDERALL XR® (mixed salts of a single-entity amphetamine)
ADDERALL® (mixed salts of a single-entity amphetamine)
CALCICHEW® range (calcium carbonate with or without vitamin D3)
CARBATROL® (carbamazepine) extended-release capsules
DAYTRANA™ (methylphenidate transdermal system)
ELAPRASE® (idursulfase)
FOSRENOL® (lanthanum carbonate)
INTUNIV™ (guanfacine) extended release
LIALDA™ (mesalamine)
MEZAVANT® (mesalazine)
REMINYL® (galantamine hydrobromide) (UK and Republic of Ireland)
REMINYL XL™ (galantamine hydrobromide) (UK and Republic of Ireland)
REPLAGAL® (agalsidase alfa)
VYVANSE™ (lisdexamfetamine dimesylate)
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties referred to in this press release:

3TC (lamivudine) (trademarks of GlaxoSmithKline (GSK))
COMBIVIR (lamivudine) (trademark of GSK)
DYNEPO (epoetin delta) (trademark of Sanofi Aventis)
EPIVIR (lamivudine) (trademark of GSK)
EPZICOM (lamivudine) (trademark of GSK)
JUVISTA (trademark of Renovo)
PENTASA (mesalamine) (trademark of Ferring)
RAZADYNE (galantamine) (trademark of Johnson & Johnson)
RAZADYNE ER (galantamine)  (trademark of Johnson & Johnson)
REMINYL (galantamine) (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
REMINYL XL (galantamine) (trademark of Johnson & Johnson, excluding UK and Republic of Ireland)
SOLARAZE (diclofenac sodium (3%w/w)) (trademark of Almirall)
VANIQA (eflornithine hydrochloride) (trademark of Almirall)
ZEFFIX (lamivudine)  (trademark of GSK)

Results of operations under IFRS

For the year to December 31, 2007 the Group’s total revenues increased by 36% to $2,436.3 million, compared to $1,796.5 million in 2006.  Net income for the year to December 31, 2007 was $82.4 million compared to $56.2 million in 2006.  The results for 2007 include impairment charges in respect of goodwill and other intangible assets totaling $390.5 million (2006: $273.0 million) and gains on the sale of product rights of $102.9 million (2006: $63.0 million).

Total revenues
The following table provides an analysis of the Group’s total revenues by source:

Year to December 31,	2007	2006	Change
	$M	$M	%
Product sales	2,170.2	1,535.8	+41
Royalties	247.2	242.9	+2
Other revenues	18.9	17.8	+6
Total	2,436.3	1,796.5	+36

Product sales

Year to December 31,	2007	2006	Product sales growth	US prescription growth
	$M	$M	%	%
Specialty Pharmaceuticals
ADHD
ADDERALL XR	1,030.9	863.6	+19	+3
VYVANSE	76.5	-	N/A	N/A
DAYTRANA	64.2	25.1	+156	+166
ADDERALL	-	23.6	N/A	N/A

GI
PENTASA	176.4	137.8	+28	+3
LIALDA/MEZAVANT	50.5	-	N/A	N/A

RENAL
FOSRENOL	102.2	44.8	+128	+5
DYNEPO	14.2	-	N/A	N/A

Other therapeutic areas
CALCICHEW	54.2	45.5	+19	N/A
CARBATROL	72.3	68.3	+6	-5
XAGRID	66.8	53.3	+25	N/A
REMINYL/REMINYL XL	31.2	21.5	+45	N/A
Other	105.1	111.0	-5
	1,844.5	1,394.5	+32
Human Genetic Therapies
REPLAGAL	143.9	117.7	+22	N/A
ELAPRASE	181.8	23.6	+670	N/A
	325.7	141.3	+131
Total	2,170.2	1,535.8	+41

The following discussion includes references to US prescription and US market share data for key products. The source of this data is IMS Health, December 2007.

Specialty Pharmaceuticals

ADDERALL XR - ADHD

As a result of the launch of VYVANSE in July 2007 ADDERALL XR’s average share of the US ADHD market for 2007 fell to 25.5% (2006: 26.1%).  US prescriptions for ADDERALL XR for the year to December 31, 2007 increased by 3% compared to the same period in 2006 due to a 6% growth in the US ADHD market offset by the 0.6% fall in average market share.

Sales of ADDERALL XR for the year to December 31, 2007 were $1,030.9 million, an increase of 19% compared to the same period in 2006 (2006: $863.6 million).  Product sales growth was higher than prescription growth due primarily to price increases in January and October 2007.

As previously disclosed, the United States Federal Trade Commission (“FTC”) informed Shire on October 3, 2006 that it was reviewing the ADDERALL XR patent litigation settlement agreement between Shire and Barr Laboratories, Inc. (“Barr”).  On June 22, 2007, the Group received a civil investigative demand requesting that it provides information to the FTC relating to its settlement with Barr and its earlier settlement with Impax Laboratories, Inc. The Group is cooperating fully with this investigation and believes that the settlements are in compliance with all applicable laws.

Patent litigation proceedings relating to ADDERALL XR are on-going.  Further information can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2007.

VYVANSE – ADHD

VYVANSE was launched in the US market in July 2007 and at December 31, 2007 its market share had reached 5.2% (average annual market share 1.8%).  Product sales of $76.5 million for the year to December 31, 2007 were net of $42.2 million sales deductions, primarily coupons, wholesaler discounts and rebates, which are expected over time to be approximately 28% of product sales before sales deductions.

All initial launch stocks of VYVANSE totaling $57.8 million were recognized into revenue during the year to December 31, 2007.

DAYTRANA – ADHD

Product sales for the year to December 31, 2007 were $64.2 million (2006: $25.1 million).  DAYTRANA’s average share of the US ADHD market increased to 2.1% in 2007 compared to 0.8% in 2006 (DAYTRANA was launched in June 2006).  US prescriptions of DAYTRANA for the year to December 31, 2007 over 2006 benefited from a full year of demand, 6% growth in the US ADHD market and higher market share.  For the six month period to December 31, 2007 prescriptions of DAYTRANA were up 31% compared to the same period in 2006.  During September 2007 Shire announced a voluntary market withdrawal of a limited quantity of DAYTRANA patches following feedback from patients and caregivers who had experienced difficulty in removing the release liner.  Patches are now being manufactured using an enhanced process, which Shire believes offers improved ease of use when peeling off the release liner.

On January 9, 2008 the US Food and Drug Administration (“FDA”) issued a warning letter to Noven Pharmaceuticals Inc. (“Noven”), which related to Noven’s manufacture of DAYTRANA.  Further regulatory action could result if the FDA’s concerns are not satisfied fully.  Noven submitted a response to the FDA on January 30, 2008 and the FDA responded on March 14, 2008 indicating that Noven’s responses appear to be satisfactory.  It is expected that the FDA will perform a follow-up FDA inspection of Noven’s manufacturing plant to ensure compliance.

The addition of VYVANSE combined with ADDERALL XR and DAYTRANA’s market share helped Shire grow its total share of the US ADHD market to 31.1% at December 31, 2007 compared to 28.0% at December 31, 2006.  Shire has the leading portfolio of products in the US ADHD market.

PENTASA – Ulcerative colitis

US prescriptions of PENTASA for the year to December 31, 2007 were up 3% compared to the same period in 2006 primarily due to a 4% increase in the US oral mesalamine prescription market, offset by a 0.1% decrease in PENTASA’s average market share from 17.3% in 2006 to 17.2% in 2007.

Sales of PENTASA for the year to December 31, 2007 were $176.4 million, an increase of 28% compared to the same period in 2006 (2006: $137.8 million).  Sales growth is higher than prescription growth primarily due to restocking to normal levels in 2007 and the impact of price increases in November 2006 and August 2007.

LIALDA/MEZAVANT – Ulcerative colitis

Shire launched LIALDA in the US oral mesalamine market in March 2007, and by December 31, 2007 LIALDA had reached a market share of 8.0% (average annual market share 3.9%).  LIALDA’s product sales for the year to December 31, 2007 were $50.5 million. All initial launch stocks of LIALDA totaling $34.3 million were recognized into revenue during the year to December 31, 2007.

The product was launched in the UK in November 2007, Canada in January 2008 and further launches are planned in the EU during 2008, subject to the successful conclusion of pricing and reimbursement negotiations. In the UK and Ireland the product will be called MEZAVANT XL and Shire plans to market the product in most other EU countries as MEZAVANT.

Since the launch of LIALDA in March 2007, PENTASA and LIALDA’s combined share of the US oral mesalamine prescription market had grown to 24.9% as at December 31, 2007, up from 17.6% as at December 31, 2006.

FOSRENOL - Hyperphosphatemia

FOSRENOL is now available in 25 countries and global sales totaled $102.2 million for the year to December 31, 2007 (2006: $44.8 million).  Outside the US, FOSRENOL has now been launched in Germany, France, UK, Italy and Spain (in January 2008) and a number of other countries.  Sales of FOSRENOL outside the US for the year ended December 31, 2007 were $40.1 million compared to the same period in 2006 (2006: $4.6 million).

US sales of FOSRENOL for the year to December 31, 2007 were up 54% to $62.1 million compared to the same period in 2006 (2006: $40.2 million).  FOSRENOL’s average market share of the US phosphate binder market increased from 8.5% in 2006 to 8.6% in 2007.  The increase in product sales is due to a small wholesaler stocking increase in 2007 compared to significant wholesaler de-stocking of initial launch stocks in 2006, the continued shift to the 1 gram strength tablet launched in 2006, partially offset by higher sales deductions in 2007 compared to the same period in 2006 (relating to a one-off provision made in 2007 for returns of the 750 gram dose).

DYNEPO – Anemia associated with Chronic Kidney Disease (“CKD”)

DYNEPO was launched in March 2007 in Germany and later in the year in the UK, France, Italy and Ireland with sales for 2007 reaching $14.2 million.

CARBATROL - Epilepsy

US prescriptions for CARBATROL for the year to December 31, 2007 were down 5% compared to the same period in 2006.  This was primarily due to a comparable decline in the US extended release carbamazepine prescription market; CARBATROL’s average market share remained constant.

Sales of CARBATROL for the year to December 31, 2007 were $72.3 million, an increase of 6% compared to the same period in 2006 (2006: $68.3 million).  Product sales increased despite the decrease in prescriptions, due to a sales price increase in April 2007 and restocking to normal levels, partially offset by higher sales deductions.

Patent litigation proceedings relating to CARBATROL are ongoing.  Further information can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2007.

XAGRID - Thrombocythemia

Sales for the year to December 31, 2007 were $66.8 million, an increase of 25% compared to the same period in 2006 (2006: $53.3 million).  Expressed in transaction currencies (XAGRID is primarily sold in Euros and Pounds sterling), sales increased by 15% due to growth in many of Shire’s existing markets, with exchange rate movements against the US dollar accounting for the remaining 10% increase.

Human Genetic Therapies

REPLAGAL – Fabry disease

Sales for the year to December 31, 2007 were $143.9 million, an increase of 22% compared to the same period in 2006 (2006: $117.7 million).  Expressed in transaction currencies (REPLAGAL is primarily sold in Euros and Pounds sterling) sales increased by 13% due to higher unit sales in Europe and Canada and the continued roll out of REPLAGAL to new countries, including those in Latin America, with REPLAGAL now approved in 41 countries (including Japan).  Exchange rate movements against the US dollar accounted for the remaining 9% increase in sales.

ELAPRASE – Hunter syndrome

Sales for the year to December 31, 2007 were $181.8 million (2006: $23.6 million).  Sales growth in 2007 was driven primarily by a full year of sales in the US (ELAPRASE was launched in the US in August 2006), sales in Europe (ELAPRASE was launched in several European markets in the first half of 2007), and pre-approval sales in several Latin American markets.  ELAPRASE was approved for sale and marketing in Japan in October 2007 and is now approved for marketing and commercial distribution in 38 countries worldwide.

Royalties

Royalty revenue increased by 2% to $247.2 million for the year to December 31, 2007 (2006: $242.9 million).

Year to December 31,	2007	2006	Change
	$M	$M	%
3TC	145.3	150.9	-4
ZEFFIX	41.0	34.8	+18
Others	60.9	57.2	+6
Total	247.2	242.9	+2

3TC

Royalties from sales of 3TC for the year to December 31, 2007 were $145.3 million, a decrease of 4% compared to the same period in 2006 (2006: $150.9 million).  Excluding favorable foreign exchange movements of 4%, there has been a decline of 8% compared to the same period in 2006.

Shire receives royalties from GSK on worldwide 3TC sales.  GSK’s worldwide sales of 3TC for the year to December 31, 2007 were $1,110 million, a decrease of 2% compared to the same period in 2006 (2006: $1,138 million), but a decrease of approximately 7% on a constant exchange rate basis.  While the nucleoside analogue market for HIV has continued to grow, competitive pressures such as new entrants to the market and products in competing markets have increased leading to a decline in 3TC sales.

In 2007 generic drug companies filed Abbreviated New Drug Applications (“ANDA”) seeking approval for EPIVIR, COMBIVIR, ZEFFIX and EPZICOM in the US. Pursuant to the GSK/Shire license for lamivudine products, GSK has the right to enforce the licensed patents.  In November 2007 GSK filed a patent infringement lawsuit against Teva Pharmaceuticals, Inc. (“Teva”) in the US District Court for the District of Delaware for infringement of one of the patents relating to COMBIVIR. The patent, which covers the combination of AZT and lamivudine to treat HIV, expires in May 2012. Teva had filed an ANDA with the FDA with a certification of invalidity, unenforceability and non-infringement of that combination patent. Teva did not challenge two other patents relating to COMBIVIR that expire in 2010 and 2016.  The case is in its early stages.

ZEFFIX

Royalties from sales of ZEFFIX for the year to December 31, 2007 were $41.0 million, an increase of 18% compared to the same period in 2006 (2006: $34.8 million).  The impact of foreign exchange movements has contributed 8% to the reported growth; excluding favorable foreign exchange movements there has been an increase of 10% compared to the same period in 2006.

Shire receives royalties from GSK on worldwide ZEFFIX sales.  GSK’s worldwide sales of ZEFFIX for the year to December 31, 2007 were $341 million, an increase of 13% compared to the same period in 2006 (2006: $301 million).  This increase was mainly due to strong growth in the Chinese market and favorable foreign exchange rate movements.

OTHER

Other royalties are primarily in respect of REMINYL and REMINYL XL (known as RAZADYNE and RAZADYNE ER in the US), a product marketed worldwide (excluding the UK and the Republic of Ireland) by Janssen Pharmaceutical N.V. (“Janssen”), an affiliate of Johnson & Johnson.  Shire has the exclusive marketing rights in the UK and the Republic of Ireland.

Barr and other companies have filed ANDA with the FDA for generic versions of RAZADYNE.  Janssen and Synaptech Inc. (“Synaptech”) have filed lawsuits against some of those ANDA filers.  A trial was held during the week of May 21, 2007.  No decision from the court has been issued to date.

Janssen and Synaptech filed lawsuits against Barr and Sandoz Inc. (“Sandoz”) for infringement of their patent rights relating to RAZADYNE ER as a result of Barr and Sandoz filing ANDAs with the FDA for generic versions of RAZADYNE ER.  No court dates have been set.

Cost of sales

For the year to December 31, 2007 the cost of sales was 14% of product sales (2006: 16%).  The cost of sales for REPLAGAL in 2006 included a $47.0 million (3% of product sales) adjustment in respect of inventories acquired through the acquisition of Transkaryotic Therapies Inc. (“TKT”).  Excluding the impact of this fair value adjustment, cost of sales as a percentage of product sales in 2006 was 13% in 2006.  The increase in cost of sales as a percentage of product sales in 2007 over 2006 was primarily due to a shift in product mix resulting from increased sales of launched products, which had lower margins than existing products, and the write-off of inventory following the voluntary market withdrawal of a limited quantity of DAYTRANA patches.

For the year to December 31, 2007 cost of sales included a charge of $5.3 million for share based compensation (2006: $2.0 million) which included a $2.1 million cumulative catch up charge (2006: $nil) in respect of the 2005 option awards, for further information see SG&A below.

Research and development (R&D)

R&D expenditure increased to $775.2 million for the year to December 31, 2007 (36% of product sales), up from $295.8 million in the year to December 31, 2006 (19% of product sales).

The increase in R&D expenditure during the year to December 31, 2007 primarily relates to the following:

(i)
a non-cash charge of $100.0 million recognized on the effective settlement of Shire’s pre-existing relationship with New River Pharmaceuticals Inc. (“New River”). This charge represents the write-off of capitalized up-front and milestone payments made by Shire prior to the acquisition of New River.  This charge is presented within R&D as at the time of the New River acquisition VYVANSE, although approved by the FDA, had not yet received the final scheduling classification from the Drug Enforcement Agency (“DEA”) and was therefore not available for commercial sale.  Further details in respect of this charge are included in Note 3 of the Financial Statements; and

(ii)
an intangible asset impairment charge for the year to December 31, 2007 of $256.4 million (2006: $nil) of which $205.0 million (2006: $nil) relates to capitalized in-process R&D (“IPR&D”) for DYNEPO (primarily the oncology indication), as the Group considers it unlikely that it will pursue the indication for commercialization.  See Note 7 for further details.

Excluding these intangible impairment charges of $256.4 million and the $100.0 million charge on the effective settlement of the pre-existing relationship with New River, R&D expenditure in the year to December 31, 2007 was $418.8 million or 19% of product sales (2006: $295.8 million) an increase of $123.0 million.

The increase in R&D expenditure in 2007 was due to Phase 3(b) and Phase 4 studies to support new product launches; the continuation of Phase 3 trials on velaglucerase alfa (GA-GCB); the development of the Women’s Health franchise and JUVISTA; the pre-clinical development of three HGT projects and the newly in-licensed products from Amicus Therapeutics, Inc. (“Amicus”) and Alba Therapeutics Corporation (“Alba”).

For the year to December 31, 2007 R&D included a charge of $16.6 million (2006: $3.9 million) for share based compensation which included a $4.6 million (2006: $nil) cumulative catch up charge in respect of 2005 option awards, for further information see SG&A below.

Selling, general and administrative (SG&A) expenses

SG&A expenses increased from $1,219.9 million (79% of product sales) in the year to December 31, 2006 to $1,381.1 million in 2007 (64% of product sales), an increase of 13%, which is less than the product sales increase of 41%.

Year to December 31,	2007	2006	Change
	$M	$M	%
Sales costs	310.7	233.2	+33
Marketing costs	401.5	343.3	+17
Other SG&A costs	329.2	252.9	+30
	1,041.4	829.4	+26
Depreciation, amortisation and impairment charges(1)	339.7	390.5	-13
Total SG&A costs	1,381.1	1,219.9	+13
(1) Excludes (i) depreciation from manufacturing plants of $5.0 million (2006: $4.8 million) and amortization of favorable supply contracts of $1.2 million (2006: $nil) which is included in cost of sales and (ii) other intangible assets impairment charges in respect of products under development of $256.4 million (2006: $nil) included in R&D.

Excluding depreciation, amortisation and impairment charges, SG&A costs increased by 26% to $1,041.4 million (2006: $829.4 million), and represented 48% of product sales (2006: 54%).  The increase in SG&A expenses was expected, with additional expenditure required for:

•	An increase in the ADHD sales force to promote VYVANSE;
•	The cost of the new GI sales force in the US;
•	The advertising, promotional and marketing spend to support the launches of VYVANSE, LIALDA and ELAPRASE; and
•
A net charge of $17.0 million in respect of legal settlements, being a charge of $27.0 million for settlement of the TKT purported securities fraud class action shareholder suit relating to REPLAGAL, partially offset by a $10.0 million release of existing legal provisions (1% of product sales).

The depreciation charge within SG&A for the year to December 31, 2007 was $47.3 million (2006: $36.0 million), which in 2007 included property, plant and equipment write-downs of $1.8 million (2006: $0.5 million).  Amortization charges, including the amortization on acquired products, were $147.3 million for the year to December 31, 2007 (2006: $81.5 million), the increased charge is primarily due to the amortization of DAYTRANA, ELAPRASE, DYNEPO and VYVANSE intangible assets following the product launches in June 2006, August 2006, March 2007 and July 2007 respectively.

Intangible asset impairment charges within SG&A for the year to December 31, 2007 were $0.4 million (2006: $1.1 million).  Impairment charges relating to goodwill for the year to December 31, 2007 were $133.7 million (2006: $271.9 million) related to the goodwill arising on the acquisition of BioChem Pharma Inc.  Depreciation, amortization and impairment charges also include an adjustment to goodwill of $11.0 million (2006: $nil) in respect of the prior year acquisition of TKT.

For the year to December 31, 2007 SG&A included a charge of $51.7 million for share based compensation (2006: $14.6 million), which included a $22.5 million cumulative catch up charge (2006: $nil) in respect of 2005 option awards.

The catch-up charge relates to options issued by Shire in 2005 under the 2000 Executive Scheme.  This charge arises as a result of the strong growth in revenue and profits (as determined under US GAAP) which the Group generated in the fourth quarter of 2007.  This growth has in turn caused the Group to revise its original assumptions on which the IFRS 2 charge was based.

Gain on sale of product rights

For the year to December 31, 2007 Shire recognized gains of $102.9 million on the sale of non-core products.

Shire received $209.6 million (net of transaction costs of $2.2 million) from Laboratorios Almirall S.A. (“Almirall”) for a portfolio of non core products comprising the dermatology products SOLARAZE and VANIQA and six non-promoted products across a range of indications, which were sold by Shire primarily in the UK, France, Germany, Italy, Spain and Ireland.  This sale will realize a total gain of $109.7 million, of which $89.9 million was recognized during Q4 2007.  The remaining deferred gain of $19.8 million will be recognized in 2008 after the transfer of the relevant consents.

Shire received $24.8 million on the sale of other non-core products, realizing a total gain of $17.2 million, of which $13.0 million was recognized during 2007.  (The remaining deferred gain of $4.2 million relating to these disposals is expected to be recognized in 2008 on the transfer of marketing authorizations.)

During the year to December 31, 2006 Shire recognized a gain of $63.0 million on the disposal of ADDERALL to Duramed.

Investment revenues

For the year to December 31, 2007 Shire received investment revenues of $50.6 million (2006: $50.5 million).  Investment revenues primarily relate to interest received on cash balances.  Included in 2006 was interest of $6.5 million received from IDB Biomedical Inc. (“IDB”) on repayment of injectable flu development drawings arising on the disposal of the vaccines business in 2004.  Excluding this one-off item, investment revenues in 2007 are higher than in 2006 due to slightly higher average cash balances and higher average US Dollar interest rates.

Finance costs

For the year to December 31, 2007 the Group incurred finance costs of $93.1 million (2006: $27.0 million).  The increase in finance costs in 2007 over 2006 follows the acquisition of New River which was partly funded by $1.3 billion of term loans, utilized under Shire’s $2.3 billion banking facility (see Note 8).  These term loans were subsequently partially repaid using the proceeds from Shire’s 2.75% convertible bond issued in May 2007.  The remaining $200 million of the term loans was also repaid during the year to December 31, 2007.  Finance costs for the year to December 31, 2007 included an $11.9 million write-off of deferred financing costs following the repayment of these term loans. Finance costs relating to the convertible bonds, representing interest expense based upon the stated coupon of the bonds, amortized discount and issue costs totaled $43.6 million for the year to December 31, 2007.

In the year to December 31, 2007 and 2006 finance costs included a provision for interest, which may be awarded by the Court in respect of amounts due to those ex-TKT shareholders who have requested appraisal of the acquisition consideration payable for their TKT shares.  A trial date for the appraisal rights litigation has been set for May 12, 2008.  Further information can be found in our filings with the SEC, including our Annual Report on Form 10-K for the year to December 31, 2007.

Share of post tax profit from associates and joint ventures

The Group’s share of profit from its associates and joint ventures totaled $1.8 million for the year to December 31, 2007 (2006: $5.8 million).  This comprised earnings of $6.5 million from the 50% share of the anti-viral commercialization partnership with GSK in Canada (2006: $6.3 million), offset by losses of $4.7 million being the Group’s share of losses in the GeneChem, AgeChem and EGS Healthcare Funds (2006: losses of $0.5 million).

Taxation

The effective tax rate for the year to December 31, 2007 was -162% (2006: 88%).

In 2007 and 2006 the Group recorded impairment charges in respect of goodwill relating to the acquisition of BioChem Pharma Inc. of $133.7 million (2006: $271.9 million): no tax deduction is available on this goodwill impairment. Excluding the goodwill impairment the effective tax rate is -31%, (2006: 28%).

This negative tax rate in the year to December 31, 2007 of 31% has resulted from the release of deferred tax liabilities following other intangible asset impairment charges recognized in 2007 and the variation in the mix of profits from the jurisdictions in which the Group operates. Additionally, the tax rate in 2007 compared to 2006 has benefited from a reduced charge in respect of tax contingencies of $34.0 million (2006: $187.0 million) and an increase in favorable permanent differences, relating to R&D tax credits and the tax effect of the gain on disposal of product rights. These benefits were partially offset by the adverse impact of the movement in deferred taxes not recognized of $7.0 million (2006: $91.0 million favorable).

Principal Differences: IFRS and US GAAP Net Income for the year to December 31, 2007 and 2006.

The primary differences between net (loss) / income as reported under US GAAP and net income as reported under IFRS for the years ended December 31, 2007 and 2006 related to:

(a) In-process research and development (“IPR&D”)

IPR&D arising on the acquisition of New River relating to VYVANSE for non-pediatric patients in the US and VYVANSE in the rest of the world (“RoW”), which has been capitalized as an intangible asset under IFRS.  As required under US GAAP the value ascribed to these IPR&D projects of $1,866.4 million (2006: $nil) has been expensed as research and development costs as of the acquisition date.

(b) Goodwill impairment

The impairment of goodwill of $133.7 million (2006: $271.9 million) under IFRS, not recorded under US GAAP.  The impairment principally relates to the goodwill recognized under IFRS in respect of the acquisition of BioChem Pharma Inc: this goodwill was not recorded under US GAAP as the treatment of the combination as a pooling of interests under US GAAP resulted in no goodwill arising.

(c) Intangible asset impairment

An impairment charge of $256.8 million (2006: $1.1 million) was recorded under IFRS, primarily relating to the impairment of IPR&D in respect of the oncology indication of DYNEPO. These assets are not recognized on the US GAAP balance sheet as they were expensed as research and development costs at the time of their acquisition.

(d) Intangible assets capitalized

Up-front and milestone payments in respect of in-licensed technology of $147.8 million (2006: $80.5 million) have been capitalized under IFRS: these payments have been expensed as research and development costs as incurred under US GAAP.

(e) Effective settlement of the pre-existing relationship with New River

A non-cash charge under IFRS of $100.0 million arose on effective settlement of the Group’s pre-existing relationship with New River, in respect of the write-off of up-front and milestone payments capitalized under IFRS as intangible assets; no loss was recorded under US GAAP as these payments had been expensed as a research and development cost as incurred.

(f) Finance costs in respect of convertible bonds

Finance costs recognized in respect of the $1,100.0 million 2.75% convertible bonds due 2014 are $21.9 million (2006: $nil) higher under IFRS compared to US GAAP.

Under both US GAAP and IFRS finance costs include the stated coupon on the bonds, together with amortization of the direct costs of issue. However, under IFRS, finance costs also include amortization of the discount arising from separately accounting for the equity conversion feature at inception; this equity conversion feature is not separately accounted for under US GAAP. Finance costs are higher under IFRS as compared to US GAAP as a result of the amortization of this discount.

(g) Other differences

Other differences include goodwill allocated to the gain on disposal of product rights; adjustments to goodwill relating to prior years acquisitions; the amortization of intangible assets capitalized under IFRS and not US GAAP; accruals for payroll taxes on share options; and share based payment charges.

Consolidated income statement

Year to December 31,	Notes	2007 $M		2006 $M
Continuing operations:
Revenue		2,436.3		1,796.5
Cost of sales		(312.7)		(252.9)
Gross profit		2,123.6		1,543.6

Research and development (including other intangible asset impairments of $256.4 million (2006: $nil))		(775.2)		(295.8)
Selling, general and administrative (including goodwill and other intangible asset impairments of $134.1 million (2006: $273.0 million)		(1,381.1)		(1,219.9)
Gain on sale of product rights		102.9		63.0
Operating profit		70.2		90.9

Investment revenues		50.6		50.5
Finance costs		(93.1)		(27.0)
Other income/(expense), net		1.9		9.4
Share of post tax profit from associates and joint ventures		1.8		5.8
Profit before taxation		31.4		129.6

Taxation	4	51.0		(114.0)
Profit for the year from continuing operations		82.4		15.6

Discontinued operations: Gain on disposal of discontinued operation, net of tax		-		40.6
Profit for the year		82.4		56.2
Earnings per share (expressed in cents per share)	5
– Basic		15.3	c	11.2	c
– Diluted		15.0	c	11.0	c
Earnings per share from continuing operations (expressed in cents per share)	5
– Basic		15.3	c	3.1	c
– Diluted		15.0	c	3.0	c

The accompanying notes are an integral part of these consolidated financial statements.

The profit for the year is all attributable to the equity holders of the parent.

Consolidated statement of recognized income and expense

Year to December 31,	Notes	2007 $M	2006 $M

Profit for the year		82.4	56.2
Exchange differences on translation of foreign operations		24.2	26.7
Unrealized holding loss on available-for-sale securities, net of taxes of $5.2 million (2006: $nil)		(16.5)	(1.8)
Realized gain on available-for-sale securities		(0.1)	-
Net income recognized directly in equity		7.6	24.9
Total recognized income for the year		90.0	81.1

The accompanying notes are an integral part of these consolidated financial statements.

The total recognized income for the year is attributable to equity holders of the parent.

Consolidated balance sheet

	Notes	December 31, 2007 $M	December 31, 2006 $M
ASSETS Non-current assets
Goodwill	6	2,254.0	1,805.9
Other intangible assets	7	4,501.2	1,747.8
Property, plant and equipment		297.9	259.1
Deferred tax assets		173.4	120.0
Investments accounted for using equity method		24.9	24.2
Available-for-sale investments		85.3	31.6
Other receivables		15.9	12.3
		7,352.6	4,000.9
Current assets
Inventories		174.1	131.1
Trade and other receivables		543.3	396.1
Current tax assets		8.2	11.8
Cash and cash equivalents		762.5	1,126.9
Restricted cash		39.5	29.8
Assets held for sale		14.7	-
		1,542.3	1,695.7
Total assets		8,894.9	5,696.6
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-current liabilities
Convertible bonds	8	910.2	-
Other borrowings		7.9	6.9
Trade and other payables		34.3	24.6
Deferred tax liabilities		1,093.9	147.2
Long-term provisions		20.5	27.6
		2,066.8	206.3
Current liabilities
Other borrowings		4.7	3.5
Trade and other payables		678.2	585.5
Liability to dissenting shareholders		480.2	452.3
Current tax liabilities		390.2	295.3
Provisions		56.2	8.3
		1,609.5	1,344.9
Total liabilities		3,676.3	1,551.2

Consolidated balance sheet (continued)

	Notes	December 31, 2007 $M	December 31, 2006 $M
Shareholders’ equity
Share capital		48.7	43.7
Share premium		194.1	125.7
Treasury shares		(280.8)	(94.8)
Exchangeable shares		33.6	59.5
Equity component of convertible bonds	8	195.6	-
Other reserve		2,099.7	2,099.7
Capital reduction reserve		2,914.5	2,946.5
Retained earnings		13.2	(1,034.9)
Total shareholders’ equity	9	5,218.6	4,145.4
Total liabilities and shareholders’ equity		8,894.9	5,696.6

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated cash flow statement

Year to December 31,	Notes	2007	2006
		$M	$M
Net cash generated from operating activities	10	567.0	565.0
Investing activities
Movement in restricted cash		(9.7)	0.7
Purchase of subsidiary undertaking, net of cash and cash equivalents acquired		(2,458.6)	(0.8)
Expenses relating to the New River acquisition		(61.0)	-
Loan repaid by ID Biomedical Corporation (IDB)		-	70.6
Purchase of property, plant and equipment (PP&E)		(93.7)	(68.7)
Purchase of intangible assets		(223.0)	(173.6)
Purchase of available-for-sale financial assets		(63.2)	(9.8)
Net decrease in current financial assets		55.8	6.9
Proceeds/deposits received from sale of product rights		234.4	63.4
Proceeds from sale of PP&E		0.8	3.4
Proceeds from sale of available-for-sale financial assets		0.5	-
Interest received		52.5	47.2
Dividend received from associates		2.3	0.4
Dividend from joint venture		6.8	5.8
Net cash used in investing activities		(2,556.1)	(54.5)
Financing activities
Proceeds from issue of Shire 2.75% convertible bonds due 2014	8	1,100.0	-
Redemption of New River 3.75% convertible notes due 2013		(279.4)	-
Redemption of 2% guaranteed convertible loan notes 2011		-	(0.1)
Payment of debt issuance costs	8	(32.8)	-
Proceeds from drawings under bank facility	8	1,300.0	-
Repayment of drawings under bank facility	8	(1,300.0)	-
Proceeds from exercise of New River purchased call option		141.8	-
Proceeds from issue of ordinary shares, net of issue costs		877.3	-
Proceeds from exercise of share options		30.4	82.0
Proceeds from exercise of warrants		13.0	-
Payments to acquire shares by ESOT(1)		(186.0)	(92.0)
Repayment of finance lease obligations		(4.3)	(5.5)
Dividends paid		(41.3)	(32.4)
Net cash provided by/(used in) financing activities		1,618.7	(48.0)
Net (decrease)/increase in cash and cash equivalents		(370.4)	462.5
Cash and cash equivalents at beginning of year		1,126.9	656.5
Effect of foreign currency translation		6.0	7.9
Cash and cash equivalents at end of year		762.5	1,126.9
(1) Employee Share Option Trust

1. General information

Shire plc (“the Company”) and its subsidiaries (collectively referred to as the “Group” or “Shire”) develop and market products for specialty physicians.  The Group focuses on four therapeutic areas:  ADHD, gastro-intestinal, human genetic therapies and renal.

The Company is a public limited company incorporated under the Companies Act 1985 and domiciled in the United Kingdom.  The address of its registered office is Hampshire International Business Park, Chineham, Basingstoke, Hampshire, United Kingdom, RG24 8EP.

The Company has its primary listing on the London Stock Exchange and its secondary listing on the NASDAQ National Market in the United States of America.

These consolidated financial statements are presented in US Dollars as this is the currency of the primary economic environment in which the Group operates.

2. Accounting Presentation and Policies

While the financial information included in this preliminary announcement has been prepared in accordance with the recognition and measurement criteria of IFRS, this announcement does not itself contain sufficient disclosure and other information to fully comply with IFRS. The Company’s statutory accounts for the year ended December 31, 2007 have been prepared in accordance with IFRS as adopted by the EU. The accounting policies adopted in this preliminary announcement are consistent with those followed in the preparation of the Company’s statutory accounts for the years ended December 31, 2007 and 2006.  Certain amounts reported in previous periods in respect of manufacturing set up costs for new products have been reclassified from research and development to cost of sales to conform to the 2007 presentation.

The financial information set out above does not constitute the Company’s statutory accounts for the years ended December 31, 2007 or 2006, but is derived from those accounts.  Statutory accounts for 2006 have been delivered to the Registrar of Companies and those for 2007 will be delivered in due course. The auditors have reported on those accounts; their reports were unqualified and did not contain statements under s. 237(2) or (3) Companies Act 1985.

3. Business combinations

On April 19, 2007 Shire completed its acquisition of New River by way of a short-form merger, in an all-cash transaction.  The acquisition was effected by merging Shuttle Corporation, an indirect wholly owned subsidiary of Shire, with and into New River, with New River continuing as the surviving corporation.  As consideration, Shire paid to New River’s shareholders $64 in cash for each share of New River common stock outstanding at the time of the acquisition.

The acquisition of New River allows Shire to capture the full economic value of VYVANSE, and gain control of the future development and commercialization of this product.

VYVANSE for ADHD in pediatric patients was approved by the FDA on February 23, 2007 and Shire received notification from the DEA of the final Schedule II classification for VYVANSE on May 3, 2007.

The acquisition of New River has been accounted for as a purchase business combination in accordance with IFRS 3. Under the purchase method of accounting, the assets and liabilities of New River are recorded at their fair values at the acquisition date. The financial statements of Shire issued after the completion of the acquisition reflect these fair values, with the results of New River being included within the Consolidated Income Statement from April 19, 2007.

Total consideration, including amounts payable in respect of stock options, share appreciation rights (“SARs”), warrants over New River’s common stock and costs directly attributable to the business combination was approximately $2.6 billion at the price of $64 per share of New River’s common stock, as analyzed below:

$M
Cash consideration for 37.1 million outstanding shares of New River common stock at $64 per share (net of 1.5 million of common stock repurchased through a prepaid forward purchase contract(1))	2,276.0
Cash cost of settling New River’s stock options and SARs	124.5
Cash cost for settling sold warrants over 4.0 million shares of New River’s common stock	133.0
Direct acquisition costs	61.0
2,594.5

(1) New River entered into this prepaid forward purchase contract with Merrill Lynch in July 2006.

Accounting for the Effective Settlement of the New River Collaboration Agreement

Prior to the acquisition of New River, on January 31, 2005 Shire entered into a collaboration agreement with New River which governed the development, manufacture and commercialization of VYVANSE for the treatment of ADHD in the US and rest of the world territories.  In March 2005, this collaboration agreement was split into two separate agreements, the US Collaboration Agreement and the RoW Territory License Agreement (together the “New River Collaboration Agreements”).

Under the terms of the New River Collaboration Agreements, the parties were required to collaborate on the development, manufacturing, marketing and sales of VYVANSE in the US.  Profits from the collaboration arising in the US were to be divided according to a predetermined formula, based on the scheduling of VYVANSE by the DEA. Post-approval milestones were due under the New River Collaboration Agreements if the product received favorable scheduling (schedule III, IV or V or unscheduled) and on the achievement of certain sales milestones.

Through the New River Collaboration Agreements Shire also acquired the license in the RoW territory to develop and commercialize VYVANSE, in consideration of a low double-digit royalty.

Shire paid an initial sum of $50 million to New River in January 2005 on signing the original collaboration agreement and a further $50 million was paid by Shire to New River following acceptance of the filing of a New Drug Application (“NDA”) by the FDA in January 2006. These payments were capitalized by Shire as intangible assets in accordance with IAS 38, ‘Intangible Assets’.  As at the acquisition date, no amortization had been recorded in respect of these intangible assets as they were not yet available for use as final DEA scheduling was yet to be received.

As Shire has a pre-existing relationship with New River, Shire has accounted for the acquisition of New River as a multiple element transaction, with one element being the business combination and one element being the effective settlement of Shire’s pre-existing relationship with New River. As no specific guidance exists under IFRS 3 ‘Business Combinations’ governing the accounting for business combinations when a pre-existing relationship is present, Shire has analogised the multiple element approach as outlined in IAS 18, ‘Revenue’, together with specific guidance in US GAAP in respect of accounting for business combinations when pre-existing relationships exist as outlined in Emerging Issues Task Force 04-1, ‘Accounting for Pre-existing Relationships between the Parties to a Business Combination’ (“EITF 04-1”). In accounting for the New River acquisition under IFRS, Shire has therefore applied the principles outlined in EITF 04-1 in accounting for the effective settlement of the New River Collaboration Agreements.

In accordance with the principles of EITF 04-1, Shire has measured the effective settlement of the New River Collaboration Agreements resulting from its pre-existing relationship with New River and has determined that, in respect of the US Collaboration Agreement, it was less favorable to Shire when compared with pricing for current market transactions for similar items.  The RoW Territory License Agreement was determined to be at current market rates.  The valuation of the New River Collaboration Agreements and their current market comparators has been based upon information available at the time of the acquisition and using the expectations and assumptions that have been deemed reasonable by Shire’s management.

The US Collaboration Agreement was deemed less favorable to Shire at the time of the acquisition when compared with pricing for current market transactions for similar items; Shire has recorded a charge of $100.0 million in the Consolidated income statement (together with related tax effects of $32.7 million), to write down the value of capitalized upfront and milestone payments in respect of the New River Collaboration Agreement, on the effective settlement of the pre-existing relationship. Shire did not adjust the purchase price for New River to reflect any loss resulting from this effective settlement because settlement provisions in the US Collaboration Agreement available to the Group would have enabled effective settlement of the New River Collaboration Agreement at no cost to the Group. However, no charge has been recorded in respect of the RoW Territory License Agreement, as Shire has determined that this agreement was stated at current market rates.

Purchase price allocation

Shire's cost of acquiring New River of approximately $2.6 billion has been allocated on a preliminary basis to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date.  To the extent that these preliminary estimates of the fair value of the assets acquired and the liabilities assumed need to be adjusted, Shire will do so in accordance with IFRS 3.

The following table presents Shire’s preliminary allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values.

	Book Value	Fair Value Adjustments	Fair Value
	$M	$M	$M
Non-current assets:
Other intangible assets, net
- Intellectual property - developed technology	-	1,133.3	1,133.3
- Favorable manufacturing contracts	-	9.2	9.2
- In process research and development	-	1,943.3	1,943.3
Property, plant and equipment, net	2.6	(1.8)	0.8
Deferred tax assets, non-current	1.1	52.4	53.5

Current assets:
Inventories	4.8	6.6	11.4
Accounts receivable, net	0.3	-	0.3
Prepaid expenses and other current assets	2.4	(2.2)	0.2
Purchased call option	141.8	-	141.8
Short-term investments	55.8	-	55.8
Cash and cash equivalents	74.9	-	74.9

Non-current liabilities:
Sold warrants	(133.0)	133.0	-
Deferred income, non-current	(59.5)	59.5	-
Deferred tax liability, non-current	(1.1)	(1,109.5)	(1,110.6)

Current liabilities:
Convertible loan notes	(279.4)	-	(279.4)
Accounts payable and accrued expenses	(33.3)	1.6	(31.7)
Deferred income, current	(3.1)	3.1	-
Accrued share based payment liability	(122.9)	122.9	-
Net assets acquired at fair value	(348.6)	2,351.4	2,002.8

Goodwill			591.7
			2,594.5
Total consideration satisfied by:
Cash (including $61.0 million of direct costs of acquisition)			2,594.5

Fair value adjustments primarily relate to:

•
the recognition of intangible assets totaling $3,085.8 million, primarily represented by developed technology in respect of VYVANSE for the treatment of ADHD in pediatric patients in the US ($1,133.3 million) and in-process research and development in respect of VYVANSE for non-pediatric patients in the US and VYVANSE in the RoW ($1,943.3 million);

•	deferred tax liabilities of $1,110.6 million primarily in respect of temporary differences relating to recognized intangible assets; and

•
elimination of liabilities relating to deferred revenue in respect of the New River Collaboration Agreements, ($62.6 million), sold warrants ($133.0 million) and share based payment liabilities relating to cash settled SARs ($122.9 million).

The Group has not disclosed the amount of New River’s profit and loss included in the Consolidated Income Statement for the period subsequent to the acquisition as the New River legal entity was merged into the Group’s operations subsequent to the acquisition such that disclosure of this amount is impracticable.

If the acquisition had been completed on the first day of 2007, Group revenues for the period to December 31, 2007 would have been $2,436.3 million, and the Group’s loss before tax from continuing operations would have been $67.6 million.  This reflects the results of the combined entity adjusted for financing costs, the amortization of intangible assets and share based compensation costs as if the acquisition completed on January 1, 2007.  The results of New River for the year to December 31, 2007 as included within the pro-forma results of the combined entity include a non-recurring charge of $82.8 million relating to New River’s cash settled SARs which were extinguished as a result of the acquisition.

The pro-forma results of the combined entity include the following adjustments:

(i)	an adjustment to eliminate the revenues recognized by New River of $3.0 million for the year to December 31, 2007 in connection with the New River Collaboration Agreements;

(ii)
an adjustment to increase interest expense by $25.3 million for the year to December 31, 2007 to reflect the interest expense and amortization of deferred issue costs associated with the $1,300 million drawn down under the Facilities Agreement which was entered into by Shire on February 21, 2007 for the purpose of financing the acquisition of New River;

(iii)
an adjustment to decrease interest income by $6.5 million for the year to December 31, 2007 to reflect the interest foregone on the Group’s cash resources used to part finance the acquisition of New River; and

(iv)
an adjustment to increase amortization expense based on the estimated fair value of identifiable intangible assets from the purchase price allocation, which are being amortized over their estimated useful lives over a range of 5 to 20 years, of $29.2 million for the year to December 31, 2007.

The pro-forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

4. Taxation

The Group earns profits in various territories, which have different tax rates compared to the UK.  The tax credit for the year to December 31, 2007 consists of a UK taxation charge of $56.3 million (2006: $43.4 million credit) and overseas tax credit of $107.3 million (2006: $157.4 million expense).

5. Earnings per Ordinary share (EPS)

Basic EPS is calculated by dividing the earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year, excluding those held in the employee share trust, which are treated as cancelled.

For diluted EPS, the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares.

For the year to December 31, 2007 share options to purchase approximately 2.9 million ordinary shares (2006: 7.7 million) and the weighted average number of ordinary shares underlying the convertible bonds of 21.2 million (2006: nil) were not dilutive and were therefore excluded from the computation of diluted EPS.

Reconciliations of the earnings and weighted average number of shares used in the calculations are set out below.

2007	Earnings $M	Weighted average number of shares	Per share amount
Basic EPS
Earnings attributable to ordinary shareholders	82.4	540,266,664	15.3	c
Effect of dilutive securities
Share options	-	8,475,852	(0.3c	)
Warrants	-	311,761	-
Diluted EPS	82.4	549,054,277	15.0	c

2006	Earnings $M	Weighted average number of shares	Per share Amount
Basic EPS
Earnings attributable to ordinary shareholders	56.2	503,359,162	11.2	c
Effect of dilutive securities
Share options	-	5,324,980	(0.2c	)
Warrants	-	601,485	-
Diluted EPS	56.2	509,285,627	11.0	c

Earnings per share from continuing and discontinued operations:

2007	Earnings $M	Weighted average number of shares	Per share amount
Basic EPS
Profit from continuing operations	82.4	540,266,664	15.3	c
Diluted EPS
Profit from continuing operations	82.4	549,054,277	15.0	c

2006	Earnings $M	Weighted average number of shares	Per share amount
Basic EPS
Profit from continuing operations	15.6	503,359,162	3.1	c
Gain from discontinued operations	40.6	503,359,162	8.1	c
Diluted EPS
Profit from continuing operations	15.6	509,285,627	3.0	c
Gain from discontinued operations	40.6	509,285,627	8.0	c

6. Goodwill impairment

During the year to December 31, 2007 an impairment charge of $133.7 million (2006: $271.9 million) was made in relation to goodwill arising on the acquisition of BioChem Pharma Inc. The recoverable value of the cash generating unit to which the business relates was determined based on value-in-use calculations using discounted pre-tax cash flows.  The impairment charge is included within selling, general and administrative expenses in the consolidated income statement.  A range of pre-tax discount rates between 13% - 15% was applied to probability-adjusted forecasts.  The impairment charge recognized during 2007 primarily reflected the after tax value of 3TC and Zeffix royalty income received during the year ended December 31, 2007.

7. Other intangible assets

During the year to December 31, 2007 the Group recognized impairment charges of $256.8 million, (2006: $1.1 million) relating to certain of the Group’s in-process R&D and intellectual property intangible assets.

The Group has recognized a charge of $205.0 million in relation to in-process R&D for DYNEPO (principally in respect of the oncology indication). The impairment was recognized following the Group’s reconsideration of the commercial viability of DYNEPO for this indication now that the recommendations of the European Medicines Agency (“EMEA”) safety review of all EU approved erythropoietins have been received. Scientific Advice meetings have been arranged with a number of regulatory authorities to discuss this.  Given the safety concerns raised recently regarding the use of erythropoiesis stimulating agents (“ESAs”) in the treatment of anaemia in oncology treated patients, regulatory authorities are requesting that all ESA companies conduct significant long-term post approval clinical observation studies in this patient population. Although the Group is currently reconsidering the commercial viability of the oncology indication for DYNEPO, the Group considers it unlikely that it will pursue the indication for commercialization and has fully impaired the DYNEPO in-process R&D. The resulting impairment charge of $205.0 million has been recognized in the Specialty Pharmaceuticals operating segment.

Other impairment charges of $51.8 million (2006: $1.1 million) in respect of other IPR&D and intellectual property assets principally relate to: REPLAGAL in the US market due to changes to the development program required to obtain approval of the product; and SPD 493 (formerly known as Valrocemide) and SPD 500 (Tissue protective cytokine technology)  as a result of the cessation of the development of these in-licensed compounds by the Group as they have failed to demonstrate sufficient differentiation.

In accordance with IAS 36, the Group will continue to review the circumstances surrounding the commercial viability and development of these intangible assets. If circumstances change, the Group may recognize the reversal of these impairment losses in future periods.

8. Borrowings

i) Shire 2.75% Convertible Notes due 2014

On May 9, 2007 Shire plc issued $1,100.0 million in principal amount of 2.75% convertible bonds due 2014 and convertible into fully paid ordinary shares of Shire plc of par value £0.05 each (the “Bonds”).  The net proceeds of issuing the Bonds, after deducting the commissions and other direct costs of issue, totaled $1,081.7 million.

The Bonds were issued at 100% of their principal amount, and unless previously purchased and canceled, redeemed or converted, will be redeemed on May 9, 2014 (the “Final Maturity Date”) at their principal amount. The Bonds bear interest at 2.75% per annum, payable semi-annually in arrears on November 9 and May 9. The Bonds constitute direct, unconditional, unsubordinated and unsecured obligations of the Company, and rank pari passu and rateably, without any preference amongst themselves, and equally with all other existing and future unsecured and unsubordinated obligations of the Company.

The Bonds may be redeemed at the option of the Company, (the “Call Option”), at their principal amount together with accrued and unpaid interest if: (i) at any time after May 23, 2012 if on no less than 20 dealing days in any period of 30 consecutive dealing days the value of Shire plc’s ordinary shares underlying each Bond in the principal amount of $100,000 would exceed $130,000; or (ii) at any time conversion rights shall have been exercised, and/or purchases and corresponding cancellations, and/or redemptions effected in respect of 85% or more in principal amount of Bonds originally issued.  The Bonds may also be redeemed at the option of the Bond holder at their principal amount including accrued but unpaid interest on May 9, 2012 (the “Put Option”), or following the occurrence of change of control. The

Bonds are repayable in US dollars, but also contain provisions entitling the Company to settle redemption amounts in Pounds sterling, or in the case of the Final Maturity Date and following exercise of the Put Option, by delivery of the underlying Shire plc ordinary shares and a cash top-up amount.

The Bonds are convertible into Shire plc ordinary shares during the conversion period, being the period from June 18, 2007 until the earlier of: (i) the close of business on the date falling fourteen days prior to the Final Maturity Date; (ii) if the Bonds have been called for redemption by the Company, the close of business fourteen days before the date fixed for redemption; (iii) the close of business on the day prior to a Bond holder giving notice of redemption in accordance with the conditions; and (iv) the giving of notice by the trustee that the Bonds are accelerated by reason of the occurrence of an event of default.

Upon conversion, the Bond holder is entitled to receive Shire plc ordinary shares at the initial conversion price of $33.5879 per Shire plc ordinary share, (subject to adjustment as outlined below), being 2,977.26265 shares per $100,000 denomination. The initial conversion price is subject to adjustment in respect of (i) any dividend or distribution by the Company, (ii) a change of control and (iii) customary anti-dilution adjustments for, inter alia, share consolidations, share splits, spin-off events, rights issues, bonus issues and reorganizations. The Shares issued on conversion will be delivered credited as fully paid, and will rank pari passu in all respects with all fully paid Shares in issue on the relevant conversion date.

The fair values of the liability component and the equity component were determined at issuance of the Bonds. The fair value of the liability component was calculated using a market rate for an equivalent non-convertible bond. The residual amount, representing the value of the equity conversion option, is included in shareholders’ equity as a separate reserve.

The value of the Bonds as recognized in the balance sheet is as follows:

$M
Nominal value of 2.75% convertible bonds due 2014	1,100.0
Direct costs of issue	(18.3)
Net proceeds received on issue of the convertible bonds	1,081.7
Equity component	(195.6)
Liability component at date of issue	886.1
Interest charged (1)	43.6
Interest paid	(15.1)
Liability component at December 31, 2007	914.6

Of which:
Non-current liability	910.2
Current liability (2)	4.4
Liability component at December 31, 2007	914.6

(1)	Interest charged represents the accrued coupon and amortization of issue costs and discount.
(2)	Interest payable represents the coupon of 2.75% on the bonds, payable semi-annually in arrears.

ii) Credit Facilities

Multicurrency Term and Revolving Facilities Agreement

In connection with the acquisition of New River, Shire plc entered into a Multicurrency Term and Revolving Facilities Agreement (the “Facilities Agreement”) with ABN AMRO Bank N.V., Barclays Capital, Citigroup Global Markets Limited and The Royal Bank of Scotland plc (the “Arrangers”) on February 20, 2007.  The Facilities Agreement comprised three credit facilities: (i) a committed multicurrency five year term loan facility in an aggregate amount of $1,000.0 million (“Term Loan A”), (ii) a committed multicurrency 364 day term loan facility (with a further 364 day extension option) in an aggregate amount of $300.0 million (“Term Loan B”) and (iii) a committed five year revolving loan facility in an aggregate amount of $1,000.0 million (the “RCF” and, together with Term Loan A and Term Loan B, the “Facilities”).  Shire plc has agreed to act as guarantor for any of its subsidiaries that borrow under the Facilities Agreement.

On April 18, 2007 the Company fully utilized Term Loan A of $1,000.0 million and Term Loan B of $300.0 million to partially fund the acquisition of New River.  In May 2007 Shire issued $1,100.0 million principal amount of the Bonds. The proceeds of the issue were used to repay and cancel $800.0 million of Term Loan A and all of Term Loan B in accordance with the terms of the Facilities Agreement.  The remaining $200.0 million drawn down under Term Loan A was repaid on June 29, 2007.  The RCF has not been utilized.

On July 19, 2007, the Company entered into a syndication and amendment agreement in relation to the Facilities Agreement (the “Amended Facilities Agreement”), which increased the RCF to an aggregate amount of $1,200.0 million, amended the covenant relating to the ratio of Net Debt to EBITDA and syndicated the RCF.

The RCF, which includes a $250.0 million swingline facility, may be used for general corporate purposes and matures on February 20, 2012. The availability of loans under the RCF is subject to customary conditions, including the absence of any defaults thereunder and the accuracy (in all material respects) of Shire’s representations and warranties contained therein.

The interest rate on each loan drawn under the RCF for each interest period, as determined by the Company, is the percentage rate per annum which is the aggregate of the applicable margin (initially set at 0.80 per cent per annum until delivery of the compliance certificate for the year ending December 31, 2007 and thereafter ranging from 0.40 to 0.80 per cent per annum, depending on the ratio of Net Debt to EBITDA) and LIBOR for the applicable interest period.  Shire shall also pay a commitment fee on undrawn amounts at 35 per cent per annum of the applicable margin.

The Amended Facilities Agreement includes requirements that (i) Shire’s ratio of Net Debt to EBITDA (as defined in the Amended Facilities Agreement) does not exceed 3.5 to 1 for both the 12 month period ending December 31 and June 30 unless Shire has exercised its option (which is subject to certain conditions) to increase it to 4.0 to 1 for two consecutive testing dates; and (ii) that the ratio of EBITDA to Net Interest (as defined in the Facilities Agreement) must not be less than 4.0 to 1, for both the 12 month period ending December 31 and June 30, and (iii) additional limitations on the creation of liens, disposal of assets, incurrence of indebtedness, making of loans, giving of guarantees and granting security over assets.

Upon a change of control of Shire or upon the occurrence of an event of default and the expiration of any applicable cure period, the total commitments under the Facilities may be canceled and/or all or part of the loans, (together with accrued interest and all other amounts accrued or outstanding) may become immediately due and payable.  Events of default under the Amended Facilities Agreement include: (i) non-payment of any amounts due under the Facilities; (ii) failure to satisfy any financial covenants; (iii) material misrepresentation in any of the finance documents; (iv) failure to pay, or certain other defaults under other financial indebtedness; (v) certain insolvency events or proceedings; (vi) material adverse changes in the business, operations, assets or financial condition of the group; (vii) certain US Employee Retirement Income Security Act breaches which would have a material adverse effect; (viii) if it becomes illegal for Shire or any of its subsidiaries that are parties to the Amended Facility Agreement to perform their obligations or (ix) if Shire or any subsidiary of Shire which is party to the Amended Facility Agreement repudiates the Amended Facility Agreement or any Finance Document (as defined in the Amended Facility Agreement).

During the year ended December 31, 2007 the Group paid $14.5 million for the arrangement of the Facilities of which $9.4 million has been amortized in the year to December 31, 2007 (including $7.9 million written off following repayment of Term Loan A and Term Loan B).  The remaining arrangement costs of $5.1 million, which relate to the RCF, have been deferred and are being amortized over the estimated term of the facility ($1.2 million within Trade and other receivables and $3.9 million within Other receivables (non-current)).

9. Condensed statement of changes in shareholders’ equity

	Total	Total
	$M	$M
Shareholders’ equity at January 1, 2007 and 2006	4,145.4	4,081.3

Foreign currency translation differences	24.2	26.7
Unrealized holding loss on available-for-sale securities, net of taxes	(16.5)	(1.8)
Realized gain on available-for-sale securities	(0.1)	-
Net income recognized directly in equity	7.6	24.9
Employee share option scheme:
- value of employee services	73.6	20.4
- proceeds from shares issued	30.3	82.0
New shares issued, net of issue costs (1)	877.3	-
Proceeds from exercise of warrants	12.9	-
Purchase of shares by ESOT	(186.0)	(92.0)
Equity component of convertible bonds (See Note 8)	195.6	-
Dividends	(41.3)	(32.4)
Tax benefit associated with share options	20.8	5.0
Profit for the year	82.4	56.2
Shareholders’ equity at December 31, 2007 and December 31, 2006	5,218.6	4,145.4

 (1) During the year to December 31, 2007 the Company obtained merger relief on the new shares issued in excess of their nominal value, and accordingly recorded this excess, net of issue costs, to a merger reserve.  This excess of $873.0 million has transferred from the merger reserve to retained earnings: this amount is available for distribution to shareholders.

10. Cash generated from operations

	For the year ended December 31, 2007 $M	For the year ended December 31, 2006 $M
Profit for the year	82.4	56.2
Profit for the year from discontinued operations	-	(40.6)
Adjustments for:
Taxation	(51.0)	114.0
Finance costs	93.1	27.0
Investment revenues	(50.6)	(50.5)
Other (income)/ expenses, net	(1.9)	-
Share of post tax profit from associates and joint ventures	(1.8)	(5.8)
Depreciation of property, plant and equipment	50.6	40.4
Amortization of intangible assets	148.5	81.5
Impairment of property, plant and equipment	1.8	0.5
Impairment of intangible assets	256.8	1.1
Impairment of goodwill and adjustments in respect of prior year acquisitions	144.7	271.9
Impairment of available-for-sale investments	3.0	-
Charge on effective settlement of pre-existing relationship	100.0	-
Movements in financial assets	0.3	2.2
Gain on disposal of non-financial assets	(0.2)	(0.8)
Gain on disposal of property, plant and equipment	(0.6)	-
Gain on sale of product rights	(102.9)	(63.0)
Share option compensation	73.6	20.4

Operating cash flows before movements in working capital	745.8	454.5

Changes in working capital:
(Increase)/decrease in inventories	(45.9)	7.2
(Increase)/decrease in trade and other receivables	(111.9)	4.6
Decrease in other assets	0.4	0.7
Increase in trade and other payables	32.8	107.7
Increase/(decrease) in deferred income	5.0	(1.8)
Cash generated from operations	626.2	572.9
Interest paid	(25.7)	(2.3)
Income tax paid	(33.5)	(5.6)
Net cash flows from operating activities	567.0	565.0

Cash and cash equivalents (which are presented as a single category of assets on the face of the balance sheet) comprise cash at bank and other short-term highly liquid investments with a maturity of three months or less.

11. Dividends

	2007	2006
	$M	$M
Equity shares:
- Interim dividend of 2.69 pence (5.25 cents equivalent) per share paid in April 2007 (2006: 2.54 pence, paid in April 2006 (4.42 cents equivalent))	29.5	22.6
- Interim dividend of 1.05 pence (2.15 cents equivalent) per share paid in October 2007 (2006: 1.05 pence, paid in October 2006 (1.93 cents equivalent))	11.8	9.8
	41.3	32.4

In accordance with IAS 10 ‘Events after the Balance Sheet Date’, the proposed second interim dividend of 3.3151 pence (6.4690 cents equivalent) per share has not been included as a liability in these financial statements.  The Board has resolved to pay the dividend on April 9, 2008 to persons whose names appear on the register of members of the Group at the close of business on March 14, 2008.

12. Related-party transactions

Professional fees

The Group incurred professional fees with Stikeman Elliott, a law firm in which the Hon. James Grant, a Non-Executive Director of Shire plc until May 2007, is a retired partner and Chair Emeritus, totaling $0.2 million for the year to December 31, 2007 (2006: $0.6 million; 2005: $0.5 million).

ViroChem Pharma Inc.

In April 2004, the Group contributed cash of $3.7 million (CAD$5.0 million) and equipment and intellectual property to the start-up of a new Canadian-based pharmaceutical research and development organization, ViroChem Pharma Inc. (ViroChem), in return for an equity interest and royalties on the sale of certain products subsequently launched by ViroChem.   In November 2007, April 2006 and April 2005, the Group contributed cash of $6.2 million (CAD$6.0 million), $8.0 million (CAD$9 million) and $4.1 million (CAD$5 million) respectively to ViroChem in return for an additional equity interest.  Dr Bellini, a Non-Executive Director of Shire BioChem, Inc. and until May 10, 2003, a Non-Executive Director of Shire, had, at the time of the transaction, an indirect substantial interest in a company, which is a co-investor of ViroChem.

Xanodyne Pharmaceuticals Inc.

In October 2005, the Group sub-leased its office premises in Newport to Xanodyne Pharmaceuticals Inc.  Dr James Cavanaugh, the Non-Executive Chairman of the Group, was the Chairman of the Board of Directors of Xanodyne Pharmaceuticals, Inc. up to February 9, 2007 and remains a Board Director of Xanodyne Pharmaceuticals, Inc.  As a result of the transaction the Group will receive $7.8 million (net of inducements) in lease income over the sub-lease period from Xanodyne Pharmaceuticals Inc.

-ENDS-